Exhibit 10.V

December 29, 2008

Mr. Ronald J. Prentki

C/O A.P. Pharma, Inc.

123 Saginaw Drive

Redwood City, CA 94063

Re: Amendment to Offer Letter

Dear Ron:

You are currently employed by A.P. Pharma, Inc. (the “Company”), pursuant to an offer letter from the Company dated July 2, 2008 (the “Offer Letter”), a copy of which is attached hereto as Exhibit A. This letter agreement (the “Amendment”) amends your Offer Letter to ensure documentary compliance with applicable provisions of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder.

1. The first paragraph of Section 7(c) of the Offer Letter is amended and restated to read in its entirety as follows:

“c. Termination Without Cause – Severance Benefits. In no way limiting the Company’s policy of employment at-will, if your employment terminates in a manner that constitutes an Involuntary Termination (as defined below in Section 7.(iv)), the Company will offer certain severance benefits to you. As a condition to your receipt of such benefits, you are required to comply with your continuing obligations to the Company (including the return of any Company property), resign from all positions you hold with the Company including membership on the Board (unless otherwise requested by the Board), and execute, and allow to become effective, the Company’s standard form of release agreement, as attached hereto as Exhibit II, releasing any claims you may have against the Company, its agents and successors within the 28 day period as set forth in the release agreement.”

2. In the last sentence of Section 7(c)(i) of the Offer Letter, the reference to “Section 9 below” shall be amended to read “Section 8 below”.

3. Section 7(c)(iv) of the Offer Letter is amended and restated to read in its entirety as follows:

“(iv) Definition of Involuntary Termination. For purposes of this letter agreement, an Involuntary Termination is any termination of your employment with the Company or its acquirer or successor, as the case may be, which is either: (i) by the Company (or its acquirer or successor) without Cause; (ii) by you for Good Reason; or (iii) in connection with the liquidation or dissolution of the Company or its ceasing operations other than temporary cessation resulting from Acts of God.”

4. Section 7(c)(v) of the Offer Letter is amended and restated to read in its entirety as follows:

“(v) Definition of Good Reason. For purposes of this letter agreement, you will have “Good Reason” to terminate your employment upon the occurrence of any of the following without your express written consent: (i) a material decrease in your responsibilities or authority (including your position as a member of the Board), or any removal of you from, or any failure to re-elect you to, the Board or as President or Chief Executive Officer, or causing you or requiring you to report to anyone other than the Board, which has the effect of materially diminishing your responsibility or authority, including without limitation that you are no longer the sole chief executive officer of the Company; (ii) a material reduction of your Base Salary or Target Bonus; (iii) a material reduction in the level or kind of employee benefits to which you were entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; (iv) a substantial reduction, without good reasons, of the facilities and perquisites (including office space and location) available to you immediately prior to such reduction; (v) a relocation of your primary place of business for the performance of your duties to the Company to a location that is more than 50 miles from the location specified in Section 1.a.; (vi) any material breach of a material provision of this letter agreement by the Company (including without limitation the failure to timely provide you the cash compensation, equity compensation and/or employee benefits owed you under this letter agreement); or (vii) any failure or refusal or a successor company to the Company’s business to expressly agree in writing to assume the Company’s obligations hereunder; provided that you must give written notice to the Company within ninety (90) days immediately following the occurrence of any of the events in (i) through (vii) above, such event is not remedied by the Company within thirty (30) days following the Company’s receipt of your written notice and your resignation is effective not later than sixty (60) days after the expiration of such thirty (30) day cure period.”

5. Section 8 of the Offer Letter is amended and restated to read in its entirety as follows:

“8. Section 409A Tax Matters. Notwithstanding anything to the contrary in this letter agreement, no severance benefits shall become payable under this letter agreement until you have a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Furthermore, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the benefits to which you are entitled under this letter agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your “separation from service” with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i)

period, all payments deferred pursuant to this Section 8 shall be paid in a lump sum to you, and any remaining payments due under the letter agreement shall be paid as otherwise provided herein. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive installment payments under this letter agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. This paragraph is intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code and any ambiguities herein will be interpreted to so comply. The Board shall attach conditions to and/or adjust the amounts paid pursuant to this Section 8 to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 8; provided, however, that no such condition and/or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.”

6. A new sentence is hereby added to the end of Section 9 of the Offer Letter as follows:

“To the extent that reimbursements made under this letter agreement are subject to the provisions of Code Section 409A, (i) the reimbursement shall be made no later than December 31 of the calendar year following the year in which the expense was incurred, (ii) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and (iii) your right to reimbursement under this Section 9 shall not be subject to liquidation or exchange for another benefit or payment.”

Except as provided herein, the terms and conditions of your employment with the Company shall remain unchanged, and as set forth in your Offer Letter.

This Amendment, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Amendment may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

If this Amendment is acceptable to you, please sign below and return the original to me.

Sincerely,

A.P. Pharma, Inc.

By:	/s/ Gregory Turnbull
Name:	Gregory Turnbull
Title:	CFO

UNDERSTOOD AND AGREED TO:

/s/ Ronald J. Prentki
Ronald J. Prentki

12-30-2008
Date

Exhibit A: Offer Letter

EXHIBIT A

Offer Letter